Exhibit 99.1

Medicine Man Technologies Secures New Canadian Cultivation Client and Provides an Update on The Annual MJ Business Conference in Las Vegas

DENVER, CO, November 21, 2017— Medicine Man Technologies Inc. (OTCQB: MDCL) (“Medicine Man Technologies” or “Company”), one of the United States’ leading cannabis branding and consulting companies, is pleased to announce its entry into a license agreement with a Montreal-based Canadian client. The Company also participated in one of the nation’s largest Cannabis events this year, the Marijuana Business Daily Conference, which was held this past week in Las Vegas, Nevada.

The Company just entered into a contract for cultivation support with a Quebec based applicant that includes an equity position based upon the successful completion of the licensing process. Medicine Man Technologies will be providing substantial support to the client in advance of the issuance of any final license award including indoor facility design services, general application guidance, and cultivation standard operating procedures among other deliverables.

The agreement marks Medicine Man Technologies’ first equity-based client and further expands the Company’s presence in Canada, where it is currently working to provide both cultivation design and deployment services to a Toronto-based client. The Company is actively exploring additional opportunities in Canada with other prospects and has several outstanding proposals within other provinces.

Brett Roper, the Company’s Chief Executive Officer, stated, “We are very excited to be working with this highly qualified group and expect their final application elements to be ready for submittal in December of this year. While this is our Company’s first licensing commitment involving an equity element once licensed, we will be considering other such opportunities in the future with groups we feel have high-quality management teams and investors; as well as a strong funding commitment capacity.”

This past Friday the Company also wrapped up its third platinum sponsorship participation in the Marijuana Business Daily industry conference held in Las Vegas. The Company received a record number of inquiries from interested groups both here in the US, Canada, and from other countries. This industry event also enjoyed record attendance this year following its move from the Rio Hotel Conference Center location this past year to the Las Vegas Convention Center on the back of its consistent year-on-year growth.

Joshua Haupt, the Company’s Chief Cultivation Officer, stated, “This year’s conference was an absolute success as the number of inquiries and traffic before, during, and after the show kept our entire 18-member team busy. The number of inquiries regarding our Success Nutrients line more than tripled compared to the 2016 event. Interest in our Cultivation MAX service offering was likewise tremendous. We were also pleased to see a number of Canadian operators as well as potential clients in attendance at what has become among the industry’s highest-profile events.”

Roper further commented, “In addition to this extraordinary increase in the number of new inquiries, our existing client base as well as reputation within the industry continues to thrive as evidenced by our popularity at the event. We remain confident that our superior cultivation methodologies, as demonstrated by the acclaim for Three-A-Light ® and Success Nutrients ® brands, provide a tangible competitive advantage to Medicine Man Technologies’ clients. I am further convinced that new relationships such those forming now will provide us with a unique value advantage as the industry expands both here in the U.S. as well as globally.”

To be added to the Medicine Man email distribution list, please email, MDCL@kcsa.com with MDCL in the subject line.

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About Medicine Man Technologies, Inc.

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, the Company has provided guidance for several clients that have successfully secured licenses to operate cannabis businesses within their state. The Company currently has sixty-two active clients in California, Oregon, Colorado, Nevada, Illinois, Michigan, Arkansas, Pennsylvania, Florida, Ohio, Maryland, Massachusetts, Puerto Rico, Australia, Canada, Germany, and South Africa. We continue to focus on working with clients to 1) utilize its experience, technology, and training to help secure a license in states with newly emerging regulations, 2) deploy the Company's highly effective variable capacity constant harvest cultivation practices through its deployment of Cultivation MAX, and eliminate the liability of single grower dependence, 3) avoid the costly mistakes generally made in start-up, 4) stay engaged with an ever expanding team of licensees and partners, all focused on quality and safety that will “share” the ever-improving experience and knowledge of the network, and 5) continuing the expansion of its Brands Warehouse concept.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Medicine Man Technologies may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

KCSA Strategic Communications

MDCL@kcsa.com

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